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As filed with the Securities and Exchange Commission on July 1, 2003

REGISTRATION NO. 333-90512

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	06-1047163 (I.R.S. Employer Identification Number)

One Kendall Square, Cambridge, Massachusetts 02139
(Address of Principal Executive Offices)

2001 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

PETER WIRTH
Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139
(617) 252-7500
(Name, address and telephone number of agent for service)

with copies to:

PAUL KINSELLA
Ropes & Gray
One International Place
Boston, Massachusetts 02110
(617) 951-7000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Genzyme General Division Common Stock, $0.01 par value(2)(3)	105,589	$42.15(4)	$4,450,576.35(4)	$360.05(5)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional number of shares of Genzyme General Division common stock ("Genzyme General Stock") as may be issued upon a stock split, stock dividend or similar transaction.

(2)
Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme General Stock and automatically trade with such shares.

(3)
Represents the additional number of shares of Genzyme General Stock registered pursuant to this Amendment No. 1 to reflect the exchange on June 30, 2003 (the "Exchange Date") of all outstanding shares of Genzyme Biosurgery Division common stock ("Biosurgery Stock") and Genzyme Molecular Oncology Division common stock ("Molecular Oncology Stock") for shares of Genzyme General Stock.

(4)
Pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Genzyme General Stock as reported by the Nasdaq National Market on June 30, 2003 to be $43.24 and $41.05, respectively.

(5)
An aggregate registration fee of $13,689.60 was previously paid in connection with the original Registration Statement filed on June 14, 2002 (the "Original Registration Statement"). Of such $13,689.60, $303.60 was paid to register 1,000,000 shares of Biosurgery Stock (calculated pursuant to Rule 457(c) and Rule 457(h)(1)) and $225.40 was paid to register 1,000,000 shares of Molecular Oncology Stock (calculated pursuant to Rule 457(c) and Rule 457(h)(1)). None of the 1,000,000 shares of Biosurgery Stock that were registered in the Original Registration Statement were issued as of the Exchange Date and, on the Exchange Date, the options underlying such shares converted into options representing the right to purchase up to 49,450 shares of Genzyme General Stock. None of the 1,000,000 shares of Molecular Oncology Stock that were registered in the Original Registration Statement were issued as of the Exchange Date, and on the Exchange Date, the options underlying such shares converted into options representing the right to purchase up to 56,139 shares of Genzyme General Stock. Accordingly, this post-effective amendment amends the Original Registration Statement to register an additional 105,589 shares of Genzyme General Stock and to deregister the Biosurgery Stock and Molecular Oncology Stock registered in the Original Registration Statement. Pursuant to Rule 457(p), $360.05 of the filing fee previously paid in connection with the Original Registration Statement to register the shares of Biosurgery Stock and Molecular Oncology Stock is offset against the currently due filing fee of $360.05 for the additional shares of Genzyme General Stock being registered hereunder.

Explanatory Note

        The Registrant hereby amends its Registration Statement on Form S-8 (File No. 333-90512) filed with the Securities and Exchange Commission on June 14, 2002, which is incorporated herein by reference, to reflect the exchange of all of its Genzyme Biosurgery Division common stock and all of its Genzyme Molecular Oncology Division common stock for shares of its Genzyme General Division common stock (Nasdaq: GENZ) and cash in lieu of fractional shares on June 30, 2003 (the "Exchange Date"). In connection with the exchanges, all outstanding options to purchase shares of Genzyme Biosurgery Division common stock or Genzyme Molecular Oncology Division common stock, including those issued under the 2001 Equity Incentive Plan, that had not been exercised as of the Exchange Date became exercisable as of the Exchange Date for shares of Genzyme General Division common stock based on an exchange ratio of 0.04945 shares of Genzyme General Division common stock for each share of Genzyme Biosurgery Division common stock and an exchange ratio of 0.05614 shares of Genzyme General Division common stock for each share of Genzyme Molecular Oncology Division common stock, in each case rounded down to the nearest whole share. Accordingly, the 1,000,000 shares of Genzyme Biosurgery Division common stock that were previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-90512) but that were not issued as of the Exchange Date now represent up to 49,450 shares of Genzyme General Division common stock and the 1,000,000 shares of Genzyme Molecular Oncology Division common stock that were previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-90512) but that were not issued as of the Exchange Date now represent up to 56,139 shares of Genzyme General Division common stock. This Amendment increases the number of shares of Genzyme General Division common stock registered by 105,589 to reflect these exchanges and deregisters the shares of Genzyme Biosurgery Division common stock and Genzyme Molecular Oncology Division common stock previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-90512) filed with the Securities and Exchange Commission on June 14, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of July 1, 2003.

GENZYME CORPORATION
By:	/s/ MICHAEL S. WYZGA Michael S. Wyzga Executive Vice President, Finance; Chief Financial Officer; and Chief Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Henri A. Termeer	Principal Executive Officer and Director	July 1, 2003
/s/ MICHAEL S. WYZGA Michael S. Wyzga	Principal Financial and Accounting Officer	July 1, 2003
* Constantine E. Anagnostopoulos	Director	July 1, 2003
* Douglas A. Berthiaume	Director	July 1, 2003
* Henry E. Blair	Director	July 1, 2003
* Robert J. Carpenter	Director	July 1, 2003
* Charles L. Cooney	Director	July 1, 2003
* Victor J. Dzau	Director	July 1, 2003
* Connie Mack III	Director	July 1, 2003
*By	/s/ PETER WIRTH Attorney In Fact

EXHIBIT INDEX

5.1	Opinion of Ropes & Gray.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme.
23.2	Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (previously filed in Part II of the Form S-8 dated June 14, 2002, File No. 333-90512).

Exhibit 5.1

ROPES
& GRAY	ROPES & GRAY LLP
	ONE INTERNATIONAL PLACE	BOSTON, MA 02110-2624	617-951-7000	F 617-951-7050
	BOSTON	NEW YORK	SAN FRANCISCO	WASHINGTON, DC
July 1, 2003				Ropes & Gray LLP

Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139

Ladies and Gentlemen:

This opinion is furnished to you in connection with a post effective amendment to a registration statement on Form S-8 (File No. 333-90512) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 105,589 shares of Genzyme General Division common stock, $0.01 par value (the "Shares"), of Genzyme Corporation, a Massachusetts corporation (the "Company"). The Shares are issuable under the Company's 2001 Equity Incentive Plan (the "Plan").

We are familiar with the actions taken by the Company in connection with the proposed issuance of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the laws of The Commonwealth of Massachusetts.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP

Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 7, 2003, except for Note T, as to which the date is March 28, 2003 relating to the financial statements and financial statement schedule of Genzyme Corporation; of our report dated February 7, 2003, except for Note U, as to which the date is March 28, 2003 relating to the combined financial statements of Genzyme General; of our report dated February 7, 2003 related to the combined financial statements of Genzyme Biosurgery; and of our report dated February 7, 2003 related to the combined financial statements of Genzyme Molecular Oncology, which appears in Genzyme Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 30, 2003

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Explanatory Note
SIGNATURES
EXHIBIT INDEX
CONSENT OF INDEPENDENT ACCOUNTANTS